Exhibit 99.1

American Midstream Reports Third Quarter 2018 Results

HOUSTON, TX—November 8, 2018—American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial and operational results for the three and nine months ended September 30, 2018.

Highlights

Financial

•	Net income attributable to the Partnership was $38.2 million for the three months ended September 30, 2018 as compared to $55.9 million for the same period in 2017.

•	Adjusted EBITDA was $35.2 million for the three months ended September 30, 2018, compared to $42.4 million for the third quarter of 2017. (1)

•	Total segment gross margin was $74.5 million for the three months ended September 30, 2018, compared to $63.7 million for the same period in 2017, an increase of 17%. (1)

•

Distributable cash flow was $4.5 million for the three months ended September 30, 2018, compared to $22.1 million for the same period in 2017. The decrease was primarily a result of increased preferred unit distributions and interest expense.

Operational

•	Continued producer development across the Partnership’s Eagle Ford gathering and processing assets contributed to a 30% increase in throughput volumes over the third quarter of 2017.

•	Increased activity in the deep-water Gulf of Mexico drove a 23% increase in natural gas throughput volumes on the Partnership’s consolidated offshore assets over third quarter 2017.

•	Continued strength across the Partnership’s natural gas transportation assets, with volumes increasing 72% from the same period in the prior year, driven by the acquisition of Trans-Union pipeline.

•	Strong producer activity across the Partnership’s East Texas and Permian assets contributed to an 18% increase in NGL production volumes over the third quarter of 2017.

•	Active drilling programs in and around the Partnership’s Bakken assets drove a 97% increase in throughput volumes over the second quarter of 2018.

•	Current production flows on Delta House are approximately 90 MBoe/d.

SEGMENT PERFORMANCE

	Segment Gross Margin
	(In thousands)
	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Offshore Pipelines and Services	$38,823	$29,312	$88,470	$80,738
Gas Gathering and Processing Services	15,421	12,761	42,613	36,663
Liquid Pipelines and Services	9,351	7,808	24,365	21,209
Natural Gas Transportation Services	7,044	5,356	27,384	17,106
Terminalling Services	3,848	8,509	20,753	30,429

Total Segment Gross Margin (1)	$74,487	$63,746	$203,585	$186,145

(1)	Non-GAAP supplemental financial measure. Please read “Note About Non-GAAP Financial Measures” in Appendix A.

Offshore Pipelines and Services

Segment gross margin was $38.8 million for the three months ended September 30, 2018, an increase of 32% compared to the same period in 2017. The increase was primarily a result of the acquisition and consolidation of Panther Operating and Main Pass Oil Gathering in the third quarter of 2017 and higher throughput volumes on the Partnership’s High Point Gas Gathering system due to maintenance on third party systems. Quarterly cash distributions from unconsolidated affiliates were $16.7 million for the three months ended September 30, 2018, an 8% decrease compared to the same period in 2017. The decrease was primarily related to lower throughput volumes on Partnership’s unconsolidated offshore assets due to weather and operational downtime needed to prepare for the planned additional well tie-backs into Delta House, which are scheduled to be connected in the fourth quarter of this year.    The decrease was offset by additional equity ownership interest in Delta House to 35.7% and Destin to 66.7%.

Gas Gathering and Processing Services

Segment gross margin was $15.4 million for the three months ended September 30, 2018, an increase of 21% compared to the same period in 2017. The increase reflected continued strength in NGL prices on the Partnership’s core East Texas and Permian assets and continued increases in producer development activity across the Partnership’s Gas Gathering and Processing Services segment. Further, in the third quarter of 2018, the Partnership’s anchor producer in the Eagle Ford brought on line 10 new wells, which drove a 30% increase in throughput volumes on this system from the same period in the prior year.

Liquid Pipelines and Services

Segment gross margin was $9.4 million for the three months ended September 30, 2018, an increase of 20% as compared to the same period in 2017. Quarterly cash distributions from unconsolidated affiliates were $3.0 million, a 48% increase compared to the same period in 2017. The Partnership benefited from increased producer activity across the segment, which drove a 12% increase in throughput volumes, on the Partnership’s consolidated assets, compared to the same period in 2017. The increase in distributions was driven by the Partnership’s interest in the Cayenne pipeline, which commenced operation in January of 2018 and continues operating near nameplate capacity of 40,000 Bbls/d. In addition, the Partnership is benefiting from higher average crude oil and NGL prices, both of which were approximately 40% higher compared to the third quarter of 2017.

Natural Gas Transportation Services

Segment gross margin was $7.0 million for the three months ended September 30, 2018, a 32% increase compared to the same period in 2017. The increase was primarily attributable to the acquisition of Trans-Union pipeline in November 2017 that further strengthened the Partnership’s growing Southeast gas transmission business. Throughput volumes grew 72% compared to the same period in 2017, supported by the acquisition of Trans-Union and continued strong industrial demand.

Terminalling Services

Segment gross margin was $3.8 million for the three months ended September 30, 2018, a decrease of 55% compared to the same period in 2017. The decrease in gross margin was primarily a result of the successful completion of the sale of the Partnership’s Marine Products Terminals, on August 1, 2018, for approximately $210 million and reduced market rates for storage and utilization at the Partnership’s Cushing terminals. This decline was partially offset by an increase in refined products throughput revenue, from facility enhancements, at the Partnership’s North Texas Caddo Mills terminals.

Capital Allocation Strategy

On July 27, 2018, the Partnership announced a revised capital allocation strategy designed to reduce leverage, provide capital for strategic growth opportunities and strengthen the Partnership, through a self-funding growth model.

In concert with this strategy, the Partnership has identified approximately $350 – $400 million of additional high-value, non-core assets and has begun actively marketing the majority of these identified assets. Further, the Partnership is actively remarketing its refined products terminals due to the original process being delayed by federal regulatory approval. The proceeds from these combined asset sales will go towards deleveraging the Partnership’s balance sheet towards its target leverage ratio near 4-times.

Recent Development

On September 28, 2018, the Board of Directors of American Midstream GP, LLC (“GP Board”) received an unsolicited non-binding proposal from affiliates of ArcLight Energy Partners Fund V, L.P. (“ArcLight”), pursuant to which ArcLight would acquire all common units of the Partnership that ArcLight and its affiliates do not already own in exchange for $6.10 per common unit. If approved, it is currently expected that the transaction would be consummated through a merger of the Partnership with a subsidiary of ArcLight.

The proposed transaction is subject to a number of contingencies, including the approval of the Conflicts Committee of the GP Board, and the satisfaction of any conditions to the consummation of a transaction set forth in any definitive agreement concerning the transaction. There can be no assurance that definitive documentation will be executed or that any transaction will materialize on the terms described above or at all.

CAPITAL MANAGEMENT

As of September 30, 2018, the Partnership had approximately $1.1 billion of total debt outstanding, comprising of $600 million outstanding under its revolving credit facility, $425 million outstanding under its 8.50% senior unsecured notes and $89 million outstanding in non-recourse senior secured notes. The Partnership had a consolidated total leverage ratio of approximately 5.6 times at September 30, 2018.

To mitigate the potential negative impact of rising interest rates and promote more predictable and stable cash flows, the Partnership has a series of interest rate swap agreements for approximately $550 million at an average rate of LIBOR plus 130 basis points extending through 2022. As of September 30, 2018, the Partnership had a mark-to-market benefit of $18.5 million from these swaps.

For the three months ended September 30, 2018, capital expenditures totaled approximately $17 million, including approximately $3 million of maintenance capital expenditures.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Thursday, November 8, 2018 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Thursday, November 8, 2018
Time:	10:00 AM ET / 9:00 AM CT
Dial-In Numbers:	(888) 317 - 6003 (Domestic toll-free)
(412) 317 - 6061 (International)

Conference ID:	5192905

Webcast URL:	www.AmericanMidstream.com/investor-relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Total Segment Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” For definitions and required reconciliations of supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures, please read a “Note About Non-GAAP Financial Measures” set forth in a later section of this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 4.3 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing of the proposed offering and use of proceeds. We have used the words “could,” “expect,” “intend,” “may,” “will,” “poised,” “potential,” “promote,” “would,” “designed,” “plan” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 9, 2018, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

The preliminary financial results for the Partnership’s third quarter ended September 30, 2018 included in this press release represent the most current information available to management. The Partnership’s actual results when disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 may differ from these preliminary results as a result of the completion of the Partnership’s financial statements closing procedures, final adjustments, completion of the independent registered public accounting firm’s review, and other developments that may arise between now and the disclosure of the final results and audited financials.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$22,758	$8,782
Restricted cash	25,744	20,352
Accounts receivable, net of allowance for doubtful accounts of $706 and $225 as of September 30, 2018 and December 31, 2017, respectively	84,819	98,132
Inventory and other current assets	29,051	26,386
Assets held for sale	126,690	—

Total current assets	289,062	153,652

Property, plant and equipment, net	993,920	1,095,585
Goodwill	51,723	128,866
Restricted cash - long term	5,068	5,045
Intangible and other assets, net	136,537	174,010
Investment in unconsolidated affiliates	336,789	348,434
Other assets, net	21,506	17,874

Total assets	$1,834,605	$1,923,466

Liabilities, Equity and Partners’ Capital
Current liabilities
Total current liabilities	$784,277	$137,493
Asset retirement obligations	68,090	66,194
Other long-term liabilities	15,770	2,080
Long-term debt	501,219	1,201,456
Deferred tax liability	1,351	8,123

Total liabilities	1,370,707	1,415,346

Convertible preferred units	317,180	317,180

Total Equity and partners’ capital	146,718	190,940

Total liabilities, equity and partners’ capital	$1,834,605	$1,923,466

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues	$202,346	$162,290	$628,390	$488,398

Operating expenses:
Cost of sales	150,274	112,398	461,948	342,886
Direct operating expenses	20,407	20,705	65,595	56,819
Corporate expenses	23,857	27,083	69,922	84,570
Termination fee	17,000	—	17,000	—
Depreciation, amortization and accretion	23,040	26,781	66,274	78,834
Gain on sale of assets, net	(99,396)	(4,061)	(99,491)	(4,064)

Total operating expenses	135,182	182,906	581,248	559,045

Operating income (loss)	67,164	(20,616)	47,142	(70,647)

Other income (expense), net:
Interest expense, net of capitalized interest	(22,267)	(17,759)	(55,834)	(51,037)
Other income (expense), net	(128)	34,085	62	32,248
Earnings in unconsolidated affiliates	24,622	16,827	47,742	49,781

Income (loss) from continuing operations before income taxes	69,391	12,537	39,112	(39,655)
Income tax expense	(31,208)	(731)	(32,045)	(2,611)

Income (loss) from continuing operations	38,183	11,806	7,067	(42,266)
Income from discontinued operations, including gain on sale	—	44,696	—	42,185

Net income (loss)	38,183	56,502	7,067	(81)
Net income attributable to noncontrolling interests	(25)	(621)	(83)	(3,386)

Net income (loss) attributable to the Partnership	$38,158	$55,881	$6,984	$(3,467)

Limited Partners’ net income (loss) per common unit:
Basic:
Income (loss) from continuing operations	$0.56	$0.05	$(0.34)	$(1.35)
Income from discontinued operations	—	0.86	—	0.81

Net income (loss) per common unit	$0.56	$0.91	$(0.34)	$(0.54)

Diluted:
Income (loss) from continuing operations	$0.39	$0.05	$(0.34)	$(1.35)
Income from discontinued operations	—	0.86	—	0.81

Net income (loss) per common unit	$0.39	$0.91	$(0.34)	$(0.54)

Weighted average number of common units outstanding
Basic	52,984	52,021	52,917	52,021
Diluted	75,525	52,021	52,917	52,021

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine months ended September 30,
	2018	2017
Net cash provided by operating activities	$12,944	$15,005
Net cash used in investing activities	151,848	1,986
Net cash used in financing activities	(145,401)	(315,106)

Net decrease in Cash, Cash equivalents, and Restricted cash	19,391	(298,115)
Cash, Cash equivalents and Restricted cash
Beginning of period	34,179	329,230

End of period	$53,570	$31,115

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

Three months ended September 30,	Nine months ended September 30,
2018	2017	2018	2017
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA and DCF:
Net income (loss) attributable to the Partnership	$38,158	$55,881	$6,984	$(3,467)

Depreciation, amortization and accretion expense	23,040	26,781	66,274	78,834
Noncontrolling interest share of depreciation, amortization and accretion expense	—	(96)	—	(661)
Interest expense, net of capitalized interest	22,267	17,759	55,834	51,037
Amortization of deferred financing costs	(2,493)	(1,154)	(5,142)	(3,610)
Unrealized loss (gain) on interest rate swaps	33	(1,646)	6,123	(3,658)
Debt issuance costs paid	1,959	119	4,701	2,235
Unrealized losses (gains) on derivatives, net	79	325	(5,771)	2,288
Non-cash equity compensation expense	1,335	835	3,529	6,067
Transaction expenses	7,105	10,470	22,922	31,155
Termination fee	17,000	—	17,000	—
Income tax expense	31,209	731	32,045	2,611
Discontinued operations	—	(44,745)	—	(36,247)
Distributions from unconsolidated affiliates	19,705	20,582	64,260	58,976
General Partner contribution	—	9,870	17,732	34,614
Earnings in unconsolidated affiliates	(24,622)	(16,827)	(47,742)	(49,781)
Other income	(162)	(91)	(385)	(257)
Gain on revaluation of equity interest	—	(32,383)	—	(32,383)
Gain on sale of assets, net	(99,396)	(4,061)	(99,491)	(4,064)

Adjusted EBITDA	$35,217	$42,350	$138,873	$133,689

Interest expense, net of capitalized interest	(22,267)	(17,759)	(55,834)	(51,037)
Amortization of deferred financing costs	2,493	1,154	5,142	3,610
Unrealized (loss) gain on interest rate swaps	(33)	1,646	(6,123)	3,658
Letter of credit fees	—	(11)	21	210
Maintenance capital	(2,553)	(2,449)	(9,631)	(6,570)
Preferred unit distributions	(8,354)	(2,870)	(25,061)	(16,311)

Distributable Cash Flow	$4,503	$22,061	$47,387	$67,249

Limited Partner Distributions	$5,463	$21,345	$49,061	$67,648
Distribution Coverage	0.8	x	1.0	x	1.0	x	1.0	x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net loss attributable to the Partnership

(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Total Segment Gross Margin	$74,487	$63,746	$203,585	$186,145
Direct operating expenses	(18,254)	(17,274)	(54,991)	(47,316)

Operating margin	56,233	46,472	148,594	138,829
Loss on commodity derivatives, net	(234)	(597)	(530)	(33)
Corporate expenses	(23,857)	(27,083)	(69,922)	(84,570)
Termination fee	(17,000)	—	(17,000)	—
Depreciation, amortization and accretion expense	(23,040)	(26,781)	(66,274)	(78,834)
Gain on sale of assets, net	99,396	4,061	99,491	4,064
Interest expense, net of capitalized interest	(22,267)	(17,759)	(55,834)	(51,037)
Other income	160	34,224	587	31,926
Income tax expense	(31,208)	(731)	(32,045)	(2,611)
Net income from discontinued operations, net of tax	—	44,696	—	42,185
Net income attributable to noncontrolling interests	(25)	(621)	(83)	(3,386)

Net income (loss) attributable to the Partnership	$38,158	$55,881	$6,984	$(3,467)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Segment Financial and Operating Data:
Offshore Pipelines and Services Segment
Financial data:
Segment gross margin	$38,823	$29,312	$88,470	$80,738
Direct operating expenses	7,698	3,940	23,205	10,010

Segment operating margin	$31,125	$25,372	$65,265	$70,728

Distributions:
Destin/Okeanos	$7,598	$7,882	$33,479	$26,667
Delta House	9,114	10,283	23,332	26,174

Total	$16,712	$18,165	$56,811	$52,841

Operating data:
Average throughput (MMcfe/d)	512.1	415.6	498.1	521.8
Average Destin/Okeanos throughput (MMcf/d)	1,109.8	1,104.9	1,027.1	1,113.7
Average Delta House throughput (MBoe/d)	86.6	122.8	61.8	113.8
Gas Gathering and Processing Services Segment
Financial data:
Segment gross margin	$15,421	$12,761	$42,613	$36,663
Direct operating expenses	6,099	8,655	18,705	24,766

Segment operating margin	$9,322	$4,106	$23,908	$11,897

Operating data:
Average throughput (MMcf/d)	183.3	201.0	172.9	205.0
Liquid Pipelines & Services
Financial data:
Segment gross margin	$9,351	$7,808	$24,365	$21,209
Direct operating expenses	2,465	2,438	7,603	7,137

Segment operating margin	$6,886	$5,370	$16,762	$14,072

Distributions:
Distributions from unconsolidated affiliates	$2,994	$2,018	$7,448	$5,036
Operating data:
Average unconsolidated affiliate throughput (MBbls/d)	119.3	85.6	113.4	86.9
Average other liquid pipelines throughput (MBbls/d)	74.9	66.8	75.9	66.0

Natural Gas Transportation Services Segment
Financial data:
Segment gross margin	$7,044	$5,356	$27,384	$17,106
Direct operating expenses	1,993	2,240	5,477	5,403

Segment operating margin	$5,051	$3,116	$21,907	$11,703

Operating data:
Average throughput (MMcf/d)	679.7	396.2	700.9	383.1
Terminalling Services Segment
Financial data:
Segment revenue	$7,551	$13,087	$41,310	$47,544
Cost of sales	1,551	1,146	9,952	7,612
Direct operating expenses	2,152	3,432	10,605	9,503

Segment operating margin	$3,848	$8,509	$20,753	$30,429

Operating data:
Contracted Capacity (Bbls)	2,983,100	5,159,978	4,042,624	5,199,670
Design Capacity (Bbls)	5,425,800	5,400,800	5,411,514	5,400,800
Storage Utilization	55.0%	95.5%	74.7%	96.3%
Terminalling and storage throughput (Bbls/d)	59,013	60,002	58,828	58,776

Appendix A

Note About Non-GAAP Financial Measures

Total segment gross margin, operating margin, Distributable Cash Flow (“DCF”) and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider total segment gross margin, operating margin, distributable cash flow or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, operating margin, distributable cash flow and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense (“DAA”) excluding non-controlling interest share of DAA, interest expense, net of capitalized interest excluding realized gain (loss) on interest rate swaps, debt issuance costs paid during the period, unrealized gains (losses) on derivatives, non-cash charges such as non-cash equity compensation expense, charges that are unusual such as transaction expenses primarily associated with our acquisitions, income tax expense, distributions from unconsolidated affiliates and General Partner’s contribution, less earnings in unconsolidated affiliates, discontinued operations, gains (losses) that are unusual, such as gain on revaluation of equity interest and gain (loss) on sale of assets, net, and other non-recurring items that impact our business, such as construction and operating management agreement income (“COMA”) and other post-employment benefits plan net periodic benefit. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is net loss attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps and letter of credit fees, maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and total segment gross margin are metrics that we use to evaluate our performance. These metrics are useful for understanding our operating performance because it measures the operating results of our segments before DD&A and certain expenses that are generally not controllable by our business segment development managers, such as certain operating costs, general and administrative expenses, interest expense and income taxes. Operating margin is useful for similar reasons except that it also includes all direct operating expenses in order to assess the performance of our operating managers.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Total segment gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define total segment gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to total segment gross margin is Net Income (Loss) attributable to the Partnership.